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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE

Date:         March 6, 2003
Contact:      Steven R. Hedberg
For Release:  Immediately

ASE ANNOUNCES TWO MAJOR CONTRACT AWARDS

ST. PAUL, MINNESOTA --Aero Systems Engineering, Inc. (Nasdaq -- AERS), a worldwide leader in wind tunnel and jet engine testing facilities engineering, announced today that it has recently received two major contract awards.

The first contract award is from a major foreign airline company for equipment supply for a jet engine test cell to test a large turbofan engine. The total amount of this contract award is $5.7 million. The second contract award is from Bizjet International Sales and Support Corporation, a Lufthansa Technik Service Company, for the design and equipment supply for a new jet engine test cell in Tulsa, Oklahoma. The total amount of this contract award is $2.4 million.

"We are very pleased to be selected by both companies to provide such critical testing systems and services to their jet engine testing capabilities. Both orders include our ASE2000 computer system demonstrating the acceptance of this advanced control system in the industry," stated Charles Loux, President and Chief Executive Officer of Aero Systems Engineering, Inc.


Comments regarding the ability of the Company to achieve revenues in the future and other forward-looking statements involve risks and uncertainties, including but not limited to general economic conditions, the condition of the aerospace industry, signing of future contracts, competitive factors and other risks detailed from time to time in the Company's reports to the SEC, including the report on Form 10-K for the year end December 31, 2001. Actual results may vary materially from those anticipated.

ABOUT AERO SYSTEMS ENGINEERING

Aero Systems Engineering, Inc. (ASE) is a highly skilled and experienced engineering company, which designs and supplies aerospace test facilities. ASE is a leader in design and construction of engine test cells and wind tunnels for testing aerospace vehicles and propulsion systems. ASE is ISO 9001 certified.

ASE, headquartered in St. Paul, Minnesota, is 51% owned by Minnesota ASE, LLC.

Aero Systems Engineering, Inc. common stock is listed on The Nasdaq Stock Market(sm) under the symbol: AERS.

COMPANY CONTACTS

For further information, contact Steven R. Hedberg, Secretary and Treasurer of Aero Systems Engineering, Inc. (ASE), tel 651-220-1222.